Exhibit 10.30

Date: |_|_|_|_|_|_|_|_|

Issuer's Name: Firefly Neurosciences Inc. Attention: Greg Lipschitz

Dear Sir:

This letter will confirm our various discussions, and, when executed, will constitute a legally binding agreement for the payment by Firefly Neurosciences Inc. (the "Issuer") to Research Capital Corporation. (''RCC") of a finder's fee respecting the debt or equity financings in which the Investor or Investors listed in our registration instructions prior to closing (collectively referred to as the "lnvestor(s)") or any of its clients or associates participate in (collectively, the "Financing(s)") until the closing date of thisfinancing.

We confirm that RCC introduced the lnvestor(s) to the Issuer as a possible funding source, including arranging various meetings between the Issuer and lnvestor(s) and assisting in the discussion of possible funding alternatives. In consideration for RCC's services in bringing the two parties together, the Issuer has agreed to pay to RCC a finder's fee (the "Fee") on any Financings which are ultimately arranged for the Issuer or its subsidiaries (the "Subsidiaries"), if any, by lnvestor(s), which fee shall consist of the following:

a)	a 7.5% cash fee based on the gross proceeds to Issuer or its Subsidiaries from a Financing, and;

b)

share purchase warrants equal to 7.5% of the number of securities issued under the Financing. The terms of the share purchase warrants are to be exercisable at $3.00 USO for a period of 3 years from the date of issuance.

The Fee is payable at each closing of the Financing, will be pro-rated to the amount raised under the offering which Investors participate. The Issuer agrees to give RCC three (3) business days written notice of any closing of the Financing, and will pay the Fee to RCC concurrently with such closing. For the purposes of this agreement "business day" shall mean any day on which the NASDAQ market is open for business.

The Issuer acknowledges that:

a.

RCC is not and has not acted as its agent in respect of the Financing, and the Fee is paid as consideration for RCC's services in introducing the lnvestor(s) and the Issuer only. RCC will not be providing any additional services in relation to the Financing;

b.	RCC will not be making any recommendations with respect to the Issuer or the Financing to any lnvestor(s) or potential investor(s);

c.	RCC will be paid the Fee upon closing of the Financing or a portion thereof;

d.	RCC has no obligations or responsibilities in respect of the Financing and completion of the Financing is the responsibility of the Issuer and lnvestor(s); and

e.	the Fee is payable to RCC irrespective of any other commissions or fees which the Issuer may pay to any broker or other third party, including lnvestor(s), in respect of the Financing.

PAGE: 1 of 2

In addition the Issuer agrees that the Issuer and its agents will not use RCC's name in any manner whatsoever in respect of the Financing, other than as required by law, the rules of the NASDAQ market and/ or applicable regulatory authorities, as determined by the Issuer's counsel, or make any reference to RCC in any public disclosure or news releases without the prior written consent of RCC, such consent not to be unreasonably withheld or delayed. Issuer covenants with and to RCC that it will allow RCC and its counsel to conduct such inquiries with respect to Issuer and its Subsidiaries, affiliates and business which RCC deems necessary, but the Issuer acknowledges that RCC is not undertaking due diligence investigations to the extent that it would if it were acting as agent orunderwriter.

The Issuer represents and warrants to RCC asfollows:

a.

The Issuer and its Subsidiaries have been duly incorporated, amalgamated or continued and are validly existing under the laws of the jurisdiction of their incorporation, amalgamation or continuance; and

b.

If applicable, to the Issuer's knowledge, the documents filed under the Issuer's profile on Sedar+ a! www.sedarplus.ca, which have been prepared by or on behalf of the Issuer (the "Public Record") are in all material respects accurate and omit no facts, the omission of which makes the Public Record, or any particulars therein, misleading or incorrect in any material respect.

RCC acknowledges that the Issuer has no obligation to accept any subscription agreement for securities executed by a potential lnvestor(s) and may, at its discretion reject a subscription without any liability to RCC at the Issuer's, sole and unfettered discretion. RCC further acknowledges and agrees that the Fee, including the Issuer's obligation to pay same, is subject to approval of the NASDAQ market and applicable securities laws.

RCC's NRD number is 3070.

If the foregoing accurately sets out your understanding of our agreement, please sign the acknowledgement below and return a signed copy of this letter to the undersigned by fax to (778) 373-4101 at your earliest convenience.

Yours truly,

RESEARCH CAPITAL CORPORATION

Signature

Irene Reichenauer, Capital Markets Administrative Coordinator

Name and Title

The foregoing terms are hereby acknowledged and agreed to this          day of          ,2025.

Per:	Firefly Neurosciences Inc.

Name of Issuer

Authorized Signatory

PAGE: 2 of 2